Tidal Trust II 485BPOS

Exhibit 99.(p)(v)

Compliance Policies and Procedures

Effective Date: 1/2/2026

Code of Ethics Statement

Background

In accordance with SEC regulations, Nicholas Wealth Management (“NWM”) has adopted a code of ethics to:

●	Set forth standards of conduct expected of all supervised persons (including compliance with federal securities laws).

●	Safeguard material non-public information about client transactions; and

●	Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment advisory firm, NWM has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. NWM has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

NWM holds its supervised persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

●	Always place the interest of the clients first and never benefit at the expense of advisory clients.

●	Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships.

●	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients.

●	Fully comply with applicable laws, rules and regulations of federal, state, and local governments and other applicable regulatory agencies; and

●	Proactively promote ethical and honest behavior with NWM including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with NWM’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Definitions

“Access Person” includes any supervised person who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its control affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the firm’s directors, officers, and partners are presumed to be access persons.

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means NWM.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An access person is presumed to have beneficial ownership of any family member’s account.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means any employee of the adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

"Reportable Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:

■	Direct obligations of the Government of the United States.

■	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

■	Shares issued by money market funds.

■	Shares issued by open-ended funds other than reportable funds.

■	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds, none of which are reportable funds.

“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Compliance Procedures

Compliance with Laws and Regulations

Supervised persons of NWM must comply with applicable state and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	To defraud such client in any manner.

●	To mislead such client, including making any statement that omits material facts.

●	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client.

●	To engage in any manipulative practice with respect to such client.

●	To engage in any manipulative practice with respect to securities, including price manipulation.

Prohibited Purchases and Sales

As a fiduciary, NWM and its supervised persons must place the interests of clients ahead of their own when making personal investment decisions. The firm must mitigate potential conflicts of interest that may arise from personal securities transactions by requiring preclearance of certain investments. It supports the firm’s commitment to integrity, transparency, and regulatory compliance under Rule 204A-1 of the Investment Advisers Act of 1940.

Personal trading by supervised persons may give rise to real or perceived conflicts of interest, including but not limited to:

●	Front-running: Trading ahead of client transactions to benefit from expected market movement.

●	Misuse of material non-public information (MNPI): Using confidential information obtained through advisory activities for personal gain.

●	Allocation favoritism: Participating in limited investment opportunities (e.g., private placements) at the expense of clients.

●	Trading in securities recommended to clients: Creating alignment or divergence between personal and client investment strategies.

Insider Trading

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

NWM strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. NWM additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material non-public information should report such to the Chief Compliance Officer (CCO). This policy applies to all of NWM’s employees and associated persons without exception.

Please note that it is the SEC’s position that the term “material non-public information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Preclearance Procedure

Supervised persons must submit all personal trade requests through Orion Compliance before placing any order.

The request must include:

●	Security name and ticker or identifier,

●	Trade type (buy/sell),

●	Quantity and account name,

●	Any relevant notes (e.g., private offering details).

Trades are not permitted until written approval is received through Orion. Preclearance is valid only for the day it is granted. If the trade is not executed on the same day, a new preclearance request is required.

Each IAR is individually responsible for understanding and complying with the firm’s preclearance requirements. Supervised persons should reporting any inadvertent violation of this policy to the Chief Compliance Officer (CCO) immediately.

Initial Public Offerings (IPOs)

No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.

Limited or Private Offerings

No person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering.

Miscellaneous Restrictions

Blackout Periods

From time to time, representatives of NWM may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of NWM to buy or sell securities before or after recommending securities to clients resulting in representatives profiting of the recommendations they provide to clients. Such transactions may create a conflict of interest. When similar securities are being bought or sold, NWM employees will either transact clients’ transactions before their own or will transact alongside clients’ transactions in block or bunch trades.

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin.

Short Sales

Investment personnel are prohibited from selling any security short, in their own accounts, which is owned by any client of the firm, except for short sales “against the box.”

Enforcement and Violations

Failure to comply with this policy may result in disciplinary action, up to and including termination of employment, and may also result in regulatory consequences. All preclearance activity and violations are monitored by the CCO and documented as part of the firm’s ongoing compliance program.

Prohibited Activities

Conflicts of Interest

NWM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes or appears to interfere with the interests of NWM or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for NWM honestly, objectively, and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

●	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty.

●	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Political and Charitable Contributions

Supervised persons that make political contributions must report each such contribution to the CCO through the third-party code of ethics reporting solution. Supervised persons are prohibited from considering the adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

Gifts and Entertainment

Supervised persons shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also should be considered to be of de minimis value if the person or entity providing the entertainment is present.

All gifts, given and received, will be logged centrally at the time of receipt and reviewed periodically by Compliance.

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.

Service on Board of Directors

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of NWM, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Pre-Clearance

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

●	Pre-clearance requests must be submitted by the requesting supervised person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity.

●	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.

●	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.

●	Records of pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Personal Securities Reporting and Monitoring

Holdings Reports

Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file a holdings report containing the following information:

●	The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person.

●	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person.

●	The date that the report was submitted by the access person.

Transaction Reports

Every Access Person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:

●	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

●	The nature of the transaction (e.g., purchase, sale).

●	The price of the security at which the transaction was effected.

●	The name of any broker, dealer or bank with or through the transaction was effected.

●	The date that the report was submitted by the access person.

Access Persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

Access Persons do not need to submit:

●	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

●	A transaction report with respect to transactions effected pursuant to an automatic investment plan.

●	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Review of Personal Securities

NWM is required by the Advisers Act and applicable state law to review Access Persons’ initial Holdings report and to do so annually thereafter. Transaction reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports.

Access Persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

Certification of Compliance

Initial Certification

The firm is required to provide supervised persons with a copy of this Code. Supervised persons are to certify in writing via a NWM attestation statement that they have:

(a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgement of Amendments

The firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

Supervised persons must annually certify via a NWM attestation statement that they have read, understood, and complied with this Code of Ethics and that the supervised person has made the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance. A template through third-party Code of Ethics administrator.

Reporting Violations and Whistleblower Provisions

Supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO’s Supervisor or other firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

●	Noncompliance with applicable laws, rules, and regulations.

●	Fraud or illegal acts involving any aspect of the firm’s business.

●	Material misstatements in regulatory filings, internal books and records, clients records or reports.

●	Activity that is harmful to clients, including fund shareholders.

●	Deviations from required controls and procedures that safeguard clients and the firm; and

●	Violations of the firm’s Code of Ethics.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that NWM maintains the following records in a readily accessible place:

●	A copy of each Code of Ethics that has been in effect at any time during the past five years.

●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

●	A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm.

●	Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports.

●	A list of the names of persons who are currently, or within the past five years were, access and/or supervised persons;

●	A record of any decision and supporting reasons for approving the acquisition of securities by access or supervised persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted.

●	A record of any decisions that grant employees or access or supervised persons a waiver from or exception to the Code.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation and make any changes needed.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly and reported through the CCO to the Supervisor or other firm principal. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

●	Letter of censure.

●	Suspension or termination of employment.

●	Reversal of a securities trade at the violator’s expense and risk, including disgorgement

●	of any profit.

●	In serious cases, referral to law enforcement or regulatory authorities.

Political Contributions (“Pay to Play Rules”)

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rules”) curtails improper influence on government officials and entities when awarding contracts to a registered investment adviser to advise/manage public funds.

The Pay to Play Rules generally prohibit NWM, as an investment adviser, from providing advisory services for compensation to a government entity (including the investment by the government entity in any fund) for two years when NWM or certain supervised persons makes a contribution (as defined below) to certain state, local or federal government-elected officials or candidates where the office of such official or candidate is directly or indirectly responsible for or can influence (or has authority to appoint any person who is directly or indirectly responsible for or can influence) the hiring of NWM to manage the assets of the government entity. Government entities covered by the Pay to Play Rules include state, local or federal government pension plans, state university endowments and other state, local or federal government accounts.

The compensation prohibition would be triggered when a “contribution” to a government official or campaign is made by NWM or by certain supervised persons. Examples of “contributions” include but may not be limited to the donation of money (check, credit card or cash) for a political campaign or in-kind contributions such as the use of a personal residence or office location, staff or refreshments for a campaign event, payment to attend a political fund-raising event or anything else of value for the purpose of influencing an election.

In addition, NWM may be prohibited from receiving compensation from a government client for two years if either NWM or a supervised person engages in fundraising activities that include soliciting or coordinating (“bundling”) political contributions or payments to a state or local political party where, or to an official or candidate of a government entity to which, NWM is providing or seeking to provide advisory services. Supervised persons should be sensitive that fundraising may occur at a formal event organized and classified as a fundraiser or on an unplanned basis in an informal setting.

Pre-Clearance Requirements and Procedures

NWM does not actively work with elected officials or government entities. It is not believed that preclearance is necessary for the firm. Supervised Persons are required to disclose political contributions quarterly to ensure that in the event the firm begins working with these individuals or entities on a routine basis, contributions can be considered.

Prohibition on Indirect Contributions and Activities

Neither NWM nor any supervised person shall use any person or entity to circumvent or act as a “conduit” to make contributions, or coordinate any contributions, to an official or candidate. Supervised Persons may not be directly or indirectly reimbursed or otherwise compensated by NWM for any political contribution or activity prohibited by this policy and otherwise cannot do indirectly what they cannot do directly pursuant to this policy.

New Employees

New employees (and certain consultants deemed supervised persons by the CCO) will be required to complete a form to report political contributions made by them (and their spouses and immediate family members) over the previous two years. This information will be submitted to the CCO prior to hiring or engagement to ensure compliance with the Pay to Play Rule.

Third Party Solicitors

The federal Pay to Play Rule also prohibits NWM from providing or agreeing to provide, directly or indirectly, payment to any third-party solicitor who, for a fee, solicits advisory business from any government client on behalf of NWM, unless the solicitor is a regulated person. A regulated person is a (i) registered broker-dealer, also subject to pay to play restrictions; (ii) registered investment adviser also subject to pay to play restrictions; or (iii) registered municipal adviser subject to the pay to play restrictions adopted by the Municipal Securities Rulemaking Board. The CCO should be consulted prior to engaging any solicitor to receive pre-clearance to engage such solicitor and to ensure that such solicitor meets the definition of a “Regulated Person” and has sufficient “pay to play” policies in effect. Each agreement with a solicitor prior to its execution must be reviewed and approved in writing by the CCO.

In certain limited circumstances, NWM may have a limited ability to cure the consequences of an inadvertent political contribution to an official for whom the supervised person making it is not entitled to vote, provided that the contributions, in the aggregate, do not exceed $350 to any one official, per election, if discovered within four months of the date of such contribution. Therefore, in order to catch any such inadvertent contribution, the CCO will require quarterly certification from supervised persons that political contributions have been reported and are recorded in compliance with the Pay to Play Policy.

Outside Business Activities

The firm recognizes that supervised persons may engage in business activities outside their role with NWM. Outside Business Activities (“OBAs”) may be permissible, but they can create actual or potential conflicts of interest, regulatory risks, and client-confusion risks if not properly disclosed, reviewed, and supervised. This policy establishes the firm’s standards for the identification, approval, supervision, and documentation of OBAs to ensure compliance with regulatory requirements and the firm’s fiduciary duty.

As a fiduciary, NWM must place the interests of clients ahead of the interests of supervised persons. OBAs may create incentives, compensation arrangements, or external obligations that could conflict with or appear to conflict with the supervised person’s duties to clients. OBAs may also create reputational risks for the firm and, depending on the nature of the activity, may require disclosure in regulatory filings.

This policy applies to all supervised persons, including employees, investment adviser representatives (IARs), independent contractors, officers, and control persons.

Definition of Outside Business Activity

An Outside Business Activity is any compensated or uncompensated business, professional, or occupational activity that a supervised person conducts outside the scope of their relationship with NWM, including but not limited to:

●	Employment or independent-contractor work for another person or entity

●	Serving as a director, officer, partner, trustee, or in any similar role

●	Operating or managing a separate business or service

●	Providing professional services (e.g., tax preparation, consulting)

●	Holding licenses to sell insurance or acting as an insurance agent

●	Serving as a registered representative of a broker-dealer

●	Teaching, writing, or speaking engagements

●	Media appearances, regular commentary, or personal-media platforms with professional themes

●	Maintaining a separate business related to financial services

Passive investments (e.g., ownership of publicly traded securities, rental property without active management) are not considered OBAs, unless participation becomes active or creates potential conflicts of interest.

Conflicts of Interest Associated With OBAs

A supervised person may receive compensation, commissions, or referral fees associated with the OBA. Compensation arrangements may create incentives that differ from the supervised person’s fiduciary obligations to clients.

OBAs may reduce the supervised person’s ability to devote sufficient time and focus to their responsibilities at NWM.

Certain OBAs inherently present additional conflicts, such as:

●	Insurance Agents: Earning commissions on insurance sales may create incentives to recommend insurance products even when advisory clients may not need them.

●	Broker-Dealer Representatives: Receiving transaction-based compensation from a broker-dealer may conflict with fee-based advisory recommendations and must be carefully monitored, documented, and disclosed.

●	Tax Professionals, Real-Estate Agents, Trustees, or Consultants: These roles may influence or be influenced by advisory recommendations.

Disclosure Requirements

OBAs that create conflicts may require updates to:

●	Form U4

●	Form ADV Part 1

●	Form ADV Part 2A

●	Form ADV Part 2B

●	Internal conflict registers or other client-facing disclosures

Accurate and timely disclosure is a regulatory requirement.

Reputational and Public-Communication Risks

Public-facing activities—such as media appearances, speaking engagements, or social-media commentary may be misinterpreted by clients or the public as advisory activity or as firm-sponsored commentary. Content disseminated through these channels may also meet the definition of “advertising” under the SEC’s Marketing Rule.

Pre-Approval Requirement

Supervised persons must obtain written approval before engaging in any OBA, whether compensated or uncompensated. A supervised person must provide the following information:

●	Name and contact information of the outside entity

●	A detailed description of the activity

●	Expected time commitment

●	Compensation arrangement or formula (if applicable)

●	Description of any financial service–related licenses involved

●	Description of potential conflicts of interest

●	Whether the activity involves marketing, client interaction, or public communication

Reviewer and Approving Parties

●	The President ordinarily evaluates and approves OBAs of supervised persons.

●	When the President is the individual engaged in the OBA, the approval authority shifts to the Chief Compliance Officer (“CCO”), who acts as the alternate reviewer.

●	If the OBA involves heightened conflicts (e.g., public commentary, compensation tied to financial products), the CCO may escalate the review to firm management.

Ultimate approval authority rests with firm management.

Media, Public-Speaking, and Commentary Activities

Certain OBAs involve compensated or uncompensated participation in:

●	Live or recorded media appearances

●	Public speaking engagements

●	Webinars or podcasts

●	Articles, blogs, personal-brand platforms

●	Social-media accounts used for commentary

These activities present heightened compliance risks and must adhere to the following standards:

Pre-Approval and Content Identification

All media-related OBAs must be disclosed and pre-approved by the President or, when applicable, the CCO. The supervised person must identify:

●	The platform, conference, station, or publication

●	The nature of the commentary

●	Expected content or subject matter

●	Any compensation or promotional arrangements

Application of the SEC Marketing Rule

Any content that may reasonably be viewed as:

●	Promoting the firm,

●	Discussing the firm’s services or investment strategies,

●	Referencing performance,

●	Mentioning firm-managed products, or

●	Implying testimonials or endorsements

must be pre-approved by Compliance as advertising under Rule 206(4)-1.

Supervised persons must not provide personalized investment advice or promote the firm during the OBA unless explicitly approved and reviewed as advertising.

Personal Capacity Requirement

Commentary must represent the supervised person’s personal views, not the firm’s. They must not:

●	State or imply they speak on behalf of NWM

●	Promote NWM, its advisory services, or firm-managed products

●	Reference specific securities unless Compliance has approved the content under the Marketing Rule

Supervision

The CCO or designee may:

●	Review sample media appearances

●	Review related social-media posts

●	Review proposed speaking outlines

●	Require disclaimers or updated disclosures

●	Direct removal or correction of non-compliant content

Disclosure Requirements

The firm must determine whether the OBA requires disclosure on: Industry-related OBAs such as insurance, broker-dealer activities, or compensated public-facing activities typically require disclosure. All supervised person OBAs that relate to financial services or create potential conflicts must be disclosed in the individual’s brochure supplement. Officer-level OBAs, compensation-generating activities, or OBAs that influence the advisory business may require firm-level disclosure. Compliance will make required filings promptly.

Periodic Review

The CCO or designee may perform periodic reviews of OBAs, including:

●	Reviewing representative content or communications

●	Confirming time commitments remain reasonable

●	Assessing whether conflicts have changed

●	Reviewing updated compensation arrangements

Annual Attestation

As part of the firm’s annual compliance process, supervised persons must re-attest that:

●	Their OBAs remain accurate

●	No material changes have occurred

●	Disclosures remain current

Corrective Action

If a supervised person fails to comply with OBA requirements, the firm may:

●	Require changes to the OBA

●	Suspend or revoke approval

●	Require corrective disclosures

●	Apply disciplinary action

Recordkeeping Requirements

The firm will maintain:

●	All initial OBA requests

●	Approval or denial documentation

●	Conflict-of-interest analysis prepared by the President or CCO

●	Copies or links to public-commentary samples, when required

●	Evidence of ongoing monitoring or attestation

●	Records of communications related to the OBA

Records will be maintained in accordance with the firm’s books and records policy.

Summary

The firm permits supervised persons to engage in Outside Business Activities only when:

●	The activity is fully disclosed;

●	Conflicts are understood and mitigated;

●	The OBA does not impair the supervised person’s ability to act in clients’ best interests;

●	Required disclosures are made; and

●	Any public-facing or media-related content is pre-approved when necessary and complies with the SEC Marketing Rule.

The firm maintains the right to deny, restrict, or revoke approval for any OBA that presents an unacceptable conflict, regulatory risk, or reputational concern.